UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 15, 2005

XYBERNAUT CORPORATION

(Exact Name of Registrant as Specified in its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

0-15086	54-1799851
(Commission File Number)	(I.R.S. Employer
Identification Number)

12701 FAIR LAKES CIRCLE, FAIRFAX, VIRGINIA, 22033
(Address of Principal Executive Offices) (Zip Code)

(703) 631-6925
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 1, 2005, Xybernaut Corporation (the “Company”) entered into an engagement letter with IP Innovations Financial Services, Inc. (“IPI”), to act as a strategic and financial advisor to the Company and to assist the Company in its analysis, consideration and, if appropriate, execution of various financial and strategic alternatives. Pursuant to the engagement letter, IPI will perform several functions, including (i) advising the Company and developing and preparing a valuation report that assesses the market value of the Company’s intellectual property (“IP”) in a monetization scenario; (ii) providing general financial and strategic advisory services for the operation of the Company, including assisting the Company in evaluating potential investors in the business or acquirers of the business of the Company; and (iii) advising and assisting the Company in obtaining suitable financing and/or debtor-in-possession financing to meet the Company’s needs. In consideration for these services, the Company will pay IPI (i) a flat fee of $63,250 for the IP valuation report; (ii) $25,000 per month for a minimum of six months for the advisory services relating to potential investors and acquirers, and if the Company completes an acquisition transaction, a transaction advisory fee equal to one percent of the transaction consideration; and (iii) a transaction advisory fee equal to three percent of the principal amount of any financing obtained by the Company as a result of IPI’s advisory services. In addition, the Company will pay certain out-of-pocket costs and expenses of IPI.

The engagement letter also contains provisions related to indemnification, public announcements, third party inquiries, information provided by the Company, confidentiality and certain other matters. The term of IPI’s appointment is through November 30, 2005, and shall be automatically renewed for successive monthly periods until terminated in writing by either the Company or IPI.

The engagement letter further provides that in the event the Board of Directors of the Company subsequently determines to monetize some or all of the Company’s IP assets, the Company will exclusively engage IPI to conduct such IP monetization pursuant to a subsequent engagement letter on terms and conditions which will be mutually agreed upon by the Company and IPI.

The Company continues to face a severe liquidity crisis and possible insolvency. The Company cannot provide assurance that any of these alternative strategies will be carried out, or if carried out, will be successful.

ITEM 8.01 OTHER EVENTS

Legal Proceedings

As previously reported in the Company’s Form 8-K filed with the SEC on April 1, 2005, on February 1, 2005, the Company received a subpoena from the Northeast Regional Office of the Securities and Exchange Commission, seeking documents and other information relating to the Matter of Certain Controlling Shareholders. The subpoena, together with supplemental subpoenas pertaining to the same matter, request documentation for the period from January 1, 2002 to present, concerning the Company’s records. Also, as previously reported in the Company’s Form 8-K filed with the SEC on April 28, 2005, the Company was contacted by the U.S. Attorney’s Office for the Eastern District of Virginia regarding a parallel investigation. The investigation is now being conducted jointly by the U.S. Attorney’s Office for the Eastern District of New York and the SEC. The investigation is ongoing and the Company is cooperating fully with the investigators.

Beginning on April 15, 2005, the Company and certain of its current and former officers and directors have been named in several purported class action complaints. These class action complaints contain substantially similar allegations. The complaints allege violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The complaints generally allege that the defendants made materially false and misleading statements concerning the financial conditions, business prospects, revenue expectations and internal controls of the Company. In addition, these complaints allege that the defendants engaged in the alleged violations in an effort to increase and maintain an artificially high market price.

The Company cannot predict the outcome of these legal proceedings or estimate the possible effects on the financial condition or results of operations of the Company.

Foreign Operations

As previously reported in the Company’s Form 8-K filed with the SEC on May 2, 2005, the Company announced that it had decided to reduce its workforce by approximately 50% on a world wide basis. While the reduction in workforce is part of an overall plan to streamline operations, focus on core industry opportunities and cut operating costs throughout the Company, both in the U.S. and internationally, significant workforce reductions have occurred in the Company’s foreign personnel. The Company is currently in the process of scaling back its international operations. As previously reported, the Company expects to incur aggregate costs associated with such workforce reduction of approximately $100,000 in the second quarter of fiscal year 2005. The Company does not expect any additional material costs resulting from the reduction of its workforce or operating activities in its foreign subsidiaries. While the Company minimizes or eliminates its workforce in these subsidiaries, it may service any existing or new customers from its US-based headquarters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XYBERNAUT CORPORATION

By:     /s/ Bruce C. Hayden
           Bruce C. Hayden
           Senior Vice President and
           Chief Financial Officer

Dated: June 7, 2005